Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities of Huami Corporation

Principal Subsidiaries	Place of Incorporation

Huami, Inc.	United States
Rill, Inc.	United States
Huami HK Limited	Hong Kong
Beijing Shunyuan Kaihua Technology Co., Ltd.	People’s Republic of China
Anhui Huami Intelligent Technology Co., Ltd.	People’s Republic of China
Huami (Shenzhen) Information Technology Co., Ltd.	People’s Republic of China

Consolidated Variable Interest Entities	Place of Incorporation

Huami (Beijing) Information Technology Co., Ltd.	People’s Republic of China
Anhui Huami Information Technology Co., Ltd.	People’s Republic of China

Principal Subsidiaries of Consolidated Variable Interest Entities	Place of Incorporation

Anhui Huami Healthcare Co., Ltd.	People’s Republic of China
Shenzhen Yunding Information Technology Co., Ltd.	People’s Republic of China